UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐          Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

REGIS CORPORATION
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE LP
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JAMES P. FOGARTY
JEFFREY C. SMITH
DAVID P. WILLIAMS
PETER A. FELD
MARK MITCHELL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2011 annual meeting of shareholders of Regis Corporation, a Minnesota corporation.

On October 5, 2011, Starboard Value LP issued the following press release:

Starboard Files Definitive Proxy Materials and Delivers Letter to Shareholders of Regis Corporation

States that the Regis Board's Recent and Reactionary Changes Do Not Go Far Enough

Urges Shareholders to Support Real Change on the Regis Board by Voting FOR Starboard's Highly Qualified Nominees on the WHITE Proxy Card Today

NEW YORK, Oct. 5, 2011 /PRNewswire/ -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of Regis Corporation ("Regis" or the "Company") (NYSE: RGS), today announced that it has filed definitive proxy materials with the SEC in connection with the 2011 Annual Meeting and has delivered a letter to all Regis shareholders.

Starboard is urging shareholders to elect at the Annual Meeting its three highly qualified nominees, James P. Fogarty, Jeffrey C. Smith and David P. Williams, in place of incumbent directors Susan S. Hoyt, Rolf F. Bjelland and Van Zandt Hawn, who collectively have an average tenure of over 21 years on the Regis Board and have presided over significant destruction of shareholder value.

The full text of the letter follows:

October 5, 2011

Dear Fellow Regis Shareholder:

REAL CHANGE IS NEEDED NOW

VOTE FOR STARBOARD'S HIGHLY-QUALIFIED, INDEPENDENT NOMINEES WHO ARE DETERMINED TO SIGNIFICANTLY IMPROVE SHAREHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY TO SUPPORT OUR EFFORTS TO REBUILD SHAREHOLDER VALUE

Starboard Value LP, together with its affiliates ("Starboard"), beneficially owns approximately 5.2% of the outstanding common stock of Regis Corporation ("Regis" or the "Company"), making us one of the Company's largest shareholders.  We are seeking your support to elect independent, experienced and highly qualified nominees -- James P. Fogarty, Jeffrey C. Smith and David P. Williams -- to the Regis Board of Directors (the "Board") at the 2011 Annual Meeting (the "Annual Meeting").  Our nominees have valuable and relevant business and financial experience that will allow them to make informed decisions to improve shareholder value.

Please support our efforts by signing, dating and returning your WHITE proxy card in the envelope provided.

DO NOT BE INFLUENCED BY THE ILLUSION OF CHANGE

THE BOARD'S RECENT AND REACTIONARY CHANGES DO NOT GO FAR ENOUGH

The strategic initiatives and governance changes announced by the Company on October 3, 2011 were made in response to our calls for change and only after we publicly announced a competing slate of director candidates for the Annual Meeting.  These reactionary changes do not go far enough to address the significant issues facing the Company and, in our opinion, are transparent attempts by the Company to win votes in the upcoming election contest.   When the pressure is off, what will keep the Board from returning to its past practices of complacent oversight and weak governance?

We believe the current Board has consistently failed to represent the best interests of Regis shareholders and is responsible for the significant deterioration in shareholder value.  A reconstituted Board is vital to the Company's future success.  You deserve directors who will be proactive and work tirelessly to enhance value, not ones who appear only committed to doing the bare minimum in the face of shareholder pressure and to win an election contest.

THE CURRENT BOARD HAS OVERSEEN SIGNIFICANT DESTRUCTION OF SHAREHOLDER VALUE

Under the direction of the current Board, Regis shareholders have suffered massive declines in shareholder value.  Regis' stock price has consistently and materially underperformed its Peer Group and the broader equity markets.    In fact, as shown in the table below, Regis has underperformed its Peer Group by (40.7)%, (81.5)% and (92.6)% over the past one-, three-, and five-year periods, respectively.

	Share Price Performance (1)
	1 Year	3 Year	5 Year

Russell 2000 Index	22.5%	2.7%	8.1%
Specialty Retail Peer Group (1)	29.0%	37.3%	34.2%

Regis Corp.	-11.6%	-44.2%	-58.4%
Underperformance vs. Russell	-34.1%	-46.9%	-66.5%
Underperformance vs. Peer Group	-40.7%	-81.5%	-92.6%

1. Total Return as of August 30, 2011. In Regis' 2010 Proxy, their peer group is defined as: AAP, AZO, CBRL, DIN, EAT, FL, GME, HRB, JACK, PETM, PZZA, RSH, SBUX, SCI.

REGIS' ACTIONS TO DATE HAVE LARGELY BEEN IN RESPONSE TO OUR INVOLVEMENT AND DO LITTLE TO ADDRESS THE LONG-TERM UNDERPERFORMANCE OF THE COMPANY

After sitting idly by for years while shareholder value deteriorated, the Board has only now reluctantly begun to take limited steps to start to address years of weak operating performance, poor corporate governance, and a lack of effective Board oversight.  While the recently announced corporate governance changes and new strategic initiatives are long overdue, these are merely reactive reforms in response to the pressure we have exerted on the Board and are primarily an attempt to avoid the replacement of existing, entrenched Board members in this proxy contest.  Consider the following on the Company's proposed changes and ask yourself if they go far enough.

Executive Leadership and Board Composition

Regis would like shareholders to believe that substantial changes in executive leadership and Board composition are truly underway.  However, the proposed changes fail to properly address the critical issues facing the Company.

The Board recently announced that Randy Pearce, a 26-year employee of Regis, would become the next CEO in February 2012.  It is clear in making this decision the Board chose to pick a loyal employee as a successor to longtime CEO, Paul Finkelstein, instead of running a "true" search process to ensure the best possible candidate was identified.  One of the most important functions a board provides is to put in place the right management team.  We question whether this Board properly fulfilled its responsibility by taking the easy way out and selecting the long time CFO.  In our mind, Mr. Pearce should have been one of the candidates, not the only candidate.  Ask yourself the following:

•	Does Mr. Pearce bear no responsibility for the destruction of shareholder value?

•	Was Mr. Pearce and his finance / accounting background such a clear choice that there could not have been a better candidate?

•
Should shareholders really expect substantial changes at Regis when the new CEO is a 26-year employee who failed to take action and supported failed acquisitions while shareholder value was being destroyed?

•
Is this Board working hard on behalf of shareholders to make difficult decisions that are in the best interest of shareholders or is this Board putting the interests of long time employees ahead of the interests of shareholders?

In response to our concerns about Board composition, the Board once again took the easy way out.  For 14 years David Kunin served as a director of Regis with his primary qualification being that he is the son of the Company's founder.  The Board further allowed Mr. Kunin, and others, to benefit for years from a long list of related party transactions.  It took our involvement for the Board to realize it was time for Mr. Kunin to step down, as he had little chance of being re-elected if challenged.  Instead of running a full search process to identify the most qualified candidate to replace Mr. Kunin, the Board hastily nominated Michael J. Merriman, who was brought to the Board by the Company's own financial advisor.  Ask yourself the following:

•	After waiting 14 years to finally do the right thing and seek a replacement director for Mr. Kunin, why did the Board rush to fill his spot with the first candidate proposed?

•	What industry qualifications does the Board believe Mr. Merriman has that makes him a credible candidate? How do his qualifications compare to those of our nominees?

•	Is Mr. Merriman truly the best possible Board candidate for Regis or is he just an easy choice?

Cost Reductions

In response to our filings, Regis would now like shareholders to believe that it has taken, and continues to take, actions to reduce the Company's cost structure.  The reality is extremely different.  Less than nine months ago, Paul Finkelstein, the Chairman and CEO, stated the following on an investor conference call:

"Our focus is top line. I mean there are some expense control initiatives, but order of magnitude under $5 million on an annual basis. I mean the real bang for the buck is top line. That's what we're focusing on; that's where we're going to make our investments… We're not calling it spending anymore; we're calling it investments. In fact, maybe we can even recast the income statement."

•	Paul Finkelstein, Chairman and Chief Executive Officer (Q2 2011 Conference Call on January, 26, 2011)

In its October 2011 investor presentation, Regis claimed to have cut $43 million in costs over the past three fiscal years.  As illustrated below, these purported cost cuts appear to be illusory as they are offset by other cost increases so that, on a net basis, costs have actually increased.  The Company's metrics give management credit for reducing interest expense and increasing gross margins, yet excludes the increase in other operating costs, such as site operating expenses, that occurred over the same period.  In fact, over the past three fiscal years, total operating expenses have increased by $14 million despite a 6.3% decline in revenue, resulting in operating income declining from $173 million to $78 million.

Regis Operating History For Fiscal Years 2008 - 2011

$ in millions
	2008	2009	2010	2011	2011 vs. 2008

Total Revenue	$2,481	$2,430	$2,358	$2,326	(6.3%)

Total Operating Expenses	$2,308	$2,321	$2,261	$2,322	0.6%

Operating Income	$173	$156	$135	$78	(55.0%)
Operating Margin	7.0%	6.4%	5.7%	3.4%

•	Where are the $43 million in cost cuts above?

•	If the Company has cut spending in some areas yet increased spending in others such that the net effect is neutral, how are shareholders benefiting from these purported cost cuts?

We believe this is a case of fuzzy math.  Regis is adding up certain select line items like interest expense and cost of goods sold (which declined because revenue declined) while ignoring line items where costs increased, which more than offset any actual cost cuts. Ask yourself the following:

•	Is this the kind of reporting and oversight you want from management and your Board?

•
How can shareholders trust that the most recent promise of $40 million to $50 million of cost reductions over the next two fiscal years will actually result in increases in earnings and cash flow or will the Company once again offset those cost reductions by increasing spending in other areas?

Regis suddenly committed to increase expected cost savings from between $20 and $30 million to between $40 and $50 million over the next two fiscal years.  However, the Company did not revise EBITDA guidance implying that additional cost cutting measures will not impact cash flow results until FY 2013, if at all.  The Company's EBITDA guidance range for 2012 shows little margin improvement and seems to imply that the announced costs cuts will be at least partially, if not completely, offset by higher expenses in other categories.  So, again, where are the cost cuts?

Regis 2012 Company Guidance

Fiscal Year Ending June 30,		2012 Guidance Range
	2011	Low-End	High-End
Revenue	$2,326	$2,303	$2,349
Year-Over-Year Change		(1.0%)	1.0%

Implied Operating Expenses (1)	$2,104	$2,081	$2,107
Year-Over-Year Change		(1.1%)	0.1%

EBITDA	$222	$222	$242
% Margin	9.5%	9.6%	10.3%
Year-Over-Year Change		0.1%	0.8%

1. Excluding depreciation, amortization and other non-cash items.

Although Regis would like shareholders to believe the Board is keenly focused on cost reductions, our analysis above demonstrates that cost reductions have been and continue to be illusory as they do not result in overall lower expenses or higher operating profits.  Actual numbers do not lie.  As shown in great detail in our prior publicly released letter to Regis, dated August 16, 2011, since 2004, growth in operating expenses has far outpaced growth in revenue, resulting in significant operating margin contraction from 9.4% in 2004, to 3.4% in 2011.  This performance is unacceptable.  Ask yourself the following:

•	If Regis is committed to a more efficient cost structure in the near-term why has the Company not updated FY 2012 guidance to reflect improved margins over FY 2011?

•
Instead of providing cost reductions in absolute dollar terms that may be offset by future investments in other initiatives, why hasn't Regis instead committed to an EBITDA margin target so that shareholders can monitor the Company's performance against that goal?

Non-Core Assets

Although we are pleased that Regis has now publicly stated its intention to explore strategic alternatives for Hair Club, once again, this announcement is entirely reactionary and the motivation to execute on a sale without a change in Board composition is questionable.  The Board has a terrible track record of executing on strategic initiatives, including both acquisitions and divestitures.  Over the past ten years alone, Regis has spent over $1.8 billion on acquisitions and capital expenditures, more than twice the current market capitalization of the Company.  However, Regis' share price has declined 27% over this period.  Here are just a few examples of the Board's poor judgment:

•
Regis made a series of acquisitions of Beauty Schools from 2003 through 2006 for close to $100 million that failed to produce the desired results.  Subsequently, Regis divested these assets to Empire Education Group ("Empire") in 2007 for its current 55% ownership in the combined entity.  For FY 2011, Regis reported $5.5 million of equity in income of affiliated companies for its stake in Empire, implying a multiple on the $100 million investment of over 18 times equity income.  To make matters worse, the Board elected to hand over complete voting control of these assets to avoid consolidation of Beauty Schools' poor performance in the financial statements of Regis.  It appears the Board made a bad decision to avoid the short-term impact on the Company's financial statements instead of based on prudent business judgment to be able to control the decision over a majority owned asset.

•
Regis acquired Jean Louis David and other European salons. After they failed to produce the desired results, Regis divested to Frank Provost / Provalliance in 2008 for 30% ownership in the combined entity.  To make matters worse, based on our understanding of the deal terms with Provalliance, the Board agreed to accept a put/call arrangement in the transaction agreement that we believe allows the other owner of Provalliance to obligate Regis to pay 10.0x EBITDA for shares put to them, yet the other owner may call Regis' shares for 6.0x EBITDA.

•
The $56 million investment of additional equity in Provalliance in 2011 was  based on the put/call arrangement described above.  We believe Regis funded this additional equity investment at a valuation of 10.0x Provalliance EBITDA despite Regis trading at only 4.5x EBITDA.  Considering that Provalliance is a non-core asset and that Regis trades at 4.5x times EBITDA, why did the Board decide to pay 10.0x EBITDA instead of allowing Provalliance to buy Regis' stock for 6.0x EBITDA, a significant premium to Regis' multiple and therefore accretive?

In light of the many poor strategic decisions made by the Board, it should be readily apparent that the evaluation of strategic alternatives for Hair Club must be overseen by directors who have the experience and track record to ensure that any transaction approved by the Board will result in real tangible value creation for shareholders.   Our candidates have the right track records and qualifications to oversee this process.  Ask yourself the following:

•	Given the Board's poor track record of overseeing strategic initiatives, is the current Board best equipped to ensure shareholders receive maximum value for these non-core assets?

•	Is the Board truly committed to maximizing the value of non-core assets or is this announcement merely meant to appease shareholders in the midst of this proxy campaign?

Revenue Initiatives and Same-Store-Sales Comparables

Although Regis would like you to believe that our strategy is purely based on cost reductions without consideration of revenue trajectory, this could not be further from the truth.  We are absolutely aligned in our view that stabilization of revenue and improvement in same-store-sales comparables is critically important to the future success of Regis.

In fact, in our initial meetings with Regis we repeatedly questioned why the Company had waited so long to invest in technology to collect better customer data and drive better customer retention.  Their answer was that (i) the technology was not previously available and (ii) they did not have the right internal personnel with experience to oversee these initiatives.  These responses are hard to fathom:

•	First, retail concepts have been collecting data and using it to drive customer retention for years, and;

•	Second, if they did not have the right personnel with relevant technology experience, why did they not immediately make a personnel change?

Instead, the Company chose to hire high-priced industry consultants and recently announced it would write-off $20 million of investment in technology that is no longer relevant.

It is one thing for the Company to state that revenue growth and improvements in same-store-sales comparables are crucial.  We agree.  It is another to actually demonstrate the ability to achieve these results.  Just look at the Company's track record of same-store-sales comparables.

As shown below, over the past six years, Regis has been unable to drive any real improvement in same-store-sales comparables.

Regis Same Store Sales

Fiscal Years Ending June 30,	2006	2007	2008	2009	2010	2011

Same Store Sales Growth	0.4%	0.2%	1.5%	(3.1%)	(3.2%)	(1.7%)

Ask yourself the following:

•	Do you trust that just because management highlights the need for revenue growth and improvements in same-store-sales comparables that it will all of a sudden happen? What about their track record?

•	Why has the Company waited this long to address these long-term underperforming sales trends?

THE COMPANY'S RECENT GOVERNANCE CHANGES ARE A THINLY-VEILED ATTEMPT TO CREATE THE ILLUSION OF CHANGE

IN REALITY, THE CURRENT BOARD HAS OVERSEEN EXCESSIVE EXECUTIVE COMPENSATION, A LACK OF STOCK OWNERSHIP BY THE BOARD, AND A LONG LIST OF RELATED PARTY TRANSACTIONS

Mr. Finkelstein will receive a minimum of $800,000 per year for the rest of his life.  Mr. Finkelstein's wife will receive a minimum of $400,000 per year after his death for the rest of her life.

It should be clear to all shareholders that this Board has compromised the alignment of incentives between management compensation and Company performance given excessive pay packages that have been awarded despite significant declines in shareholder value. Paul Finkelstein collected nearly $15 million in compensation from 2008 through 2010, despite a share price decline of over 35% during that same time frame.  Not only has this Board overpaid Mr. Finkelstein while shareholder value has been destroyed, but, according to the Company's proxy, the present value of Mr. Finkelstein's retirement benefits is more than $12.9 million, which is based upon a lump sum cash payment of an amount equal to the present value of a hypothetical annuity payable for life starting on the first day of the month following Mr. Finkelstein's retirement as CEO in February 2012.  Ask yourself the following:

•	Who is responsible for these egregious compensation benefits?

•	How do these post retirement benefits possibly benefit shareholders of Regis?

Three out of the last four years, the Company has received a D grade from Glass Lewis & Co., a leading proxy advisory service ("Glass Lewis"), for its executive compensation.  As a result, Glass Lewis recommended that shareholders withhold votes for the chairman of the compensation committee of the Board at the 2010 annual meeting of shareholders.  ISS Proxy Advisory Services, another leading proxy advisory service ("ISS"), also noted the Company's poor total shareholder return and the CEO's above average pay, and the unnecessary tax gross-ups paid by the Company on benefits for executives.  ISS recommended shareholders withhold their votes for the members of the compensation committee of the Board at the 2009 annual meeting of shareholders. The chairperson of the compensation committee remains the same despite terrible performance and poor grades from the leading proxy advisory firms.

Clearly, based on the above, we are not alone in our view that Regis' compensation practices are not effectively tied to Company performance, provide unjust enrichment to long-time senior executives, and do not align management's interests with shareholders.

The Board's interests are also not directly aligned with shareholders.  Despite the Board's greater than fourteen-year average tenure, and Chairman and CEO Finkelstein's own 23-year Board tenure, as of August 30, 2011 the Board beneficially owned an aggregate of just 384,263 shares, or just 0.67% of the outstanding Shares.  Further, the Board has allowed a long list of related party transactions between board members, family members of board members, and former executives of the Company, including related party transactions with the sons of the current CEO.  There is no place for this type of activity in a well-governed public Company.

THE STARBOARD NOMINEES HAVE THE EXPERIENCE AND COMMITMENT REQUIRED TO OVERSEE A TURNAROUND AT REGIS

The three Starboard nominees -- James P. Fogarty, Jeffrey C. Smith and David P. Williams -- are each uniquely qualified to help develop and execute a successful turnaround of Regis.  Two of our nominees are entirely unaffiliated and completely independent of Starboard and have extensive operational experience in consumer and retail related businesses, and all three have successfully navigated turnarounds of companies throughout their careers.  Our third nominee, Mr. Smith, has a long track record of helping to create shareholder value at public companies and is a direct representative of one of the Company's largest shareholders.  Mr. Smith represents direct shareholder ownership that is over 7.5x greater than the collective current ownership of the entire Board.  All three of the nominees approach the situation with an open mind, a fresh perspective, and a commitment to working for the best interests of all shareholders.

James P. Fogarty is the former President and Chief Executive Officer of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer.  Previously, Mr. Fogarty was a Managing Director of Alvarez & Marsal ("A&M"), an independent global professional services firm.  During his tenure at A&M, Mr. Fogarty most recently served as President and Chief Operating Officer of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing).  Mr. Fogarty is also the former President and Chief Executive Officer of American Italian Pasta Company, the largest producer of dry pasta in North America, the former Chief Financial Officer of Levi Strauss & Co., and the former Chief Financial Officer of The Warnaco Group.  We believe that the Board would benefit from Mr. Fogarty's operational and turnaround experience, including as a President, CEO, COO, CFO, and director of public and private companies, particularly in exploring the strategic alternatives discussed above.

Jeffrey C. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP.  As Chief Investment Officer of Starboard Value, he has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Smith also has extensive public board experience and currently serves on the Board of Directors of Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry.  Additionally, Mr. Smith's experience in a variety of industries together with his management experience in a variety of roles enable Mr. Smith to provide the Company with valuable financial and executive insights.  We believe that the Board will benefit greatly by having a representative of a significant shareholder serve on the Board.

David P. Williams is an Executive Vice President and the Chief Financial Officer of Chemed Company, a provider, through its subsidiaries, of hospice care, and repair and maintenance services.  Chemed is a public company with a $1.2 billion market capitalization and over $1.3 billion in annual sales.  Roto-Rooter is a subsidiary of Chemed that has a business model very similar to Regis.  Both companies operate a distributed network of locations that provide retail services.  In addition, both companies operate in markets that are dominated by "mom-and-pop" competitors.  Mr. Williams' depth of experience in various senior executive roles of public and private companies and his significant accounting and financial expertise will enable him to assist in the effective oversight of the Company and will be of great value to the Board.

STARBOARD HAS ACTED IN GOOD FAITH TO TRY TO ACHIEVE A MUTUALLY AGREEABLE SETTLEMENT WITH REGIS

Contrary to what Regis would like shareholders to believe, Starboard has attempted to work cooperatively with the Company to come to a mutually agreeable settlement in order to avoid a proxy contest.  Unfortunately, to date, the Company has been unwilling to consider any settlement that would result in more than one of the Starboard nominees being added to the Board.  The Company has also been unwilling to commit publicly to what we believe should be readily attainable cost cutting goals and margin targets.

We are asking for your support to help us make positive changes for the benefit of all Regis shareholders.  Look at what we have accomplished already – the Company is finally beginning to announce steps for the benefit of shareholders.  Not because they want to, but because shareholders are demanding it.

HELP US ENSURE THE BOARD REMAINS ACCOUNTABLE ONCE THE PRESSURE OF THIS PROXY CONTEST IS OFF

DO NOT ALLOW THE BOARD TO HIDE FROM ITS PAST BAD DECISIONS

THE BEST WAY TO ENSURE THAT REGIS IS RUN WITH THE BEST INTEREST OF ALL SHAREHOLDERS AS THE TOP PRIORITY IS TO ELECT NEW, TRULY INDEPENDENT DIRECTORS WHOSE INTERESTS ARE DIRECTLY ALIGNED WITH YOURS

VOTE FOR CHANGE AT REGIS -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

We look forward to your support at the 2011 Annual Meeting.

Best Regards,

Jeffrey C. Smith

Starboard Value LP

Contacts:
Starboard Value	Okapi Partners
Peter Feld, (212) 201-4878	Bruce H. Goldfarb/Patrick McHugh/Geoff Sorbello
Gavin Molinelli, (212) 201-4828	(212) 297-0720
www.starboardvalue.com